EXHIBIT 10.1

Compensation of Directors

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Effective January 1, 2007, directors who are not employees of Chipotle receive an annual retainer of $80,000, of which $40,000 is paid in cash and $40,000 is paid in shares of our Class A common stock based on the closing price of the stock on the grant date, which is in June each year. Each director who is not an employee of Chipotle also receives a $1,500 cash payment for each meeting of the Board of Directors he or she attends and $1,000 for each meeting of a committee of the Board of Directors he or she attends ($500 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $5,000 for each of the Compensation Committee Chairperson and the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings.